UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  September 15, 2005

Keane, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts

(State or Other Jurisdiction of Incorporation)

001-7516	04-2437166
(Commission File Number)	(IRS Employer Identification No.)

100 City Square, Boston, Massachusetts	02129
(Address of Principal Executive Offices)	(Zip Code)

(617) 241-9200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

Credit Agreement

On September 15, 2005, Keane, Inc. (“Keane” or “the Company”), Bank of America and a syndicate of banks (“the Lenders”) entered into a five-year revolving credit facility (“the Credit Agreement”) in the amount of $200 million, plus an additional amount of up to $50 million subject to certain terms and conditions (collectively, the “Loan Amount”)   The Credit Agreement is intended to provide funds for working capital, capital expenditures, stock repurchases, acquisitions and other general corporate purposes of the Company and its subsidiaries.  The Credit Agreement replaces the Company’s existing $50 million unsecured revolving credit facility.

Pursuant to the terms of the Credit Agreement, the Company is permitted to borrow funds from the Lenders up to the Loan Amount with a $50 million sublimit for letters of credit. Borrowings made under the Credit Agreement bear interest at an initial rate based on either LIBOR plus 100 basis points or prime, at Keane’s determination, and subject to adjustment based upon Keane’s ratio of senior debt to earnings before interest, taxes, depreciation and amortization (EBITDA) (the “Senior Leverage Ratio”) on December 31, 2005 and at the end of each fiscal quarter thereafter.  Loans outstanding under the Loan Agreement may be prepaid at any time in whole or in part without premium or penalty, with limited exceptions. The Credit Agreement terminates and any outstanding loans under it mature on September 15, 2010.

The obligations of Keane under the Credit Agreement may be accelerated upon the occurrence of an event of default under the Credit Agreement, which includes customary events of default, including payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, a cross-default related to Keane’s subordinated debt, bankruptcy and insolvency related defaults, defaults relating to such matters as ERISA, judgments, and a change of control default.  The Credit Agreement contains negative covenants applicable to Keane and its subsidiaries, including financial covenants requiring Keane to comply with maximum leverage ratios and a maximum quick asset ratio, as well as restrictions on liens, investments, indebtedness, fundamental changes, dispositions of property, making certain restricted payments (including dividends and stock repurchases resulting in leverage ratios above an agreed threshold ), entering into new lines of business, and transactions with affiliates.  Keane has also agreed to maintain at least $200 million in net liquidity (cash and cash equivalents as defined in the Credit Agreement plus amounts available under the Credit Agreement) for at least three months prior to the date on which the holders of its 2.0% Convertible Subordinated Debentures due 2013 may require it to repurchase the Debentures.

In connection with the Credit Agreement, Keane agreed to pay a commitment fee, payable quarterly at an initial rate of 0.20% per annum of the unused amount of revolving credit commitments, subject to adjustment based on the Senior Leverage Ratio (up to a per annum rate of 0.25%). To the extent there are letters of credit outstanding under the Credit Agreement, Keane will pay to the administrative agent a letter of credit fee, initially in the amount of 1.0%

per annum, subject to adjustment based on the Senior Leverage Ratio (up to a per annum rate of 1.5%) plus a fronting fee and additional charges.  Keane also agreed to pay Bank of America an arrangement fee, an upfront fee and an annual administration fee.

Keane expects to file the Credit Agreement as an exhibit to its Quarterly Report on Form 10-Q for the three months ending September 30, 2005.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Credit Agreement is incorporated herein in its entirety.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2005	KEANE, INC.

	By:	/s/ John J. Leahy

John J. Leahy
Senior Vice President of Finance and Administration and Chief Financial
Officer